Exhibit 99.1

DBG Provides Shareholder Update

Improvement in Financial Condition Allows Focus on Revenue Growth

Austin, TX— Digital Brands Group, Inc. (“DBG”) (NASDAQ: DBGI), a curated collection of luxury lifestyle brands, is pleased to provide an update to its shareholders regarding recent activities and future initiatives for growth as detailed below.

Benefits to Net Income and Shareholder Equity

The Company has made notable progress since May of 2024 in improving its financial condition, including through the elimination of $5.2 million in convertible notes, other debt, and aged accounts payable.

Due to the elimination of interest expense from the above, we believe the Company’s interest expense will decline by approximately $2.7 million a year from an estimated $3.1 million in fiscal year 2024 to an estimated $420,000 in fiscal year 2025. This should result in a net benefit of approximately $2.7 million in fiscal year 2025 to net income and cash flow.

Most importantly, the company has come to a transition point regarding the elimination of the overhang in our shareholder equity associated with our prior acquisitions, as shown in the table below. The Company has experienced an estimated negative $42.3 million in net income expenses and shareholder equity over the last three years as shown in the table below, associated with interest expense and goodwill amortization and write-downs.

We believe these expenses over the next two years will only be $2.5 million.

	2022	2023	2024 Est	2025 Est	2026 Est
Interest expense	8.5	5.1	3.1	0.4	0.4
Goodwill amortization	2.2	2.0	2.4	1.7	-
Goodwill write-downs	15.5	-	2.0	-	-
Loss on disposition of business	-	1.5	-	-	-
Total	$26.2	$8.6	$7.5	$2.1	$0.4

Additional Benefits to Net Income

In addition to the interest expense and goodwill amortization and write-downs noted above, the Company also reduced its general and administrative expenses by approximately $500,000 in the third quarter of 2024 versus the second quarter of 2024.

The Company aims to continue to achieve additional savings in general and administrative expense associated with reductions in workforce, severance payments ending at year end, reduction of stock option expenses, and lower consulting and legal fees.

Marketing Growth Initiatives

Due to the reduction in debt, aged accounts payable and interest expense noted above, the Company is focusing on investing in growth marketing initiatives, including recent announcements highlighting the Company’s digital marketing results.

Due to the recent success of these results as previously disclosed, we have developed the additional growth initiative targets listed below.

October 2024

We increased wholesale prices by 20% for Sundry, which we believe will result in approximately an additional $500,000 or more in gross margin dollars during fiscal year 2025 compared to fiscal year 2024.

November 2024

Partnered with VaynerCommerce, a leading digital agency, which led to a 224% increase in daily digital revenues during the 45 day period (October 22nd, 2024 to December 5th, 2024) versus the prior 45 day period from September 6th to October 21st, 2024, as noted in our press release last week.

Partnered with LTK, a large influencer platform, which resulted in the recent launch of influencer videos for each our brands. Our products that were featured all sold out. We now have over 200 influencer requests per brand on the LTK platform.

December 2024

Announced launch of our brand Avo on TikTok Shop and TikTok Live starting in January 2025, featuring Tik Tok influencers and limited-edition product.

February 2025

We plan to launch Sundry product online only exclusives with direct-to-consumer pricing, which is expected to create an attractive product price point. This initiative is driven by Sundry’s high online engagement and click through rates, which we believe will result in even higher conversion rates at lower price points.

March 2025

We plan to launch Sundry on TikTok Shop and TikTok Live.

Spring/Summer 2025

We plan to partner with two to three major influencers or celebrities for each brand with the assistance of VaynerCommerce.

Summer/Fall 2025

We plan to implement a direct mail program with the assistance of VaynerCommerce.

Closing

“We have made significant progress in cleaning up our balance sheet, which should result in significantly lower interest expense and increased cash flow. Additionally, the Company has worked through over $42 million in shareholder equity and net income overhang related to goodwill amortization and interest expense from our previous acquisitions, which should only be $2.5 million over the next two years. With these items behind us, we are aiming to pursue marketing initiatives to improve our performance for our shareholders,” said Hil Davis, Chief Executive Officer of Digital Brands Group.

Forward-looking Statements

Certain statements included in this release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting DBG and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates, however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding DBG’s plans, objectives, projections and expectations relating to DBG’s operations or financial performance, and assumptions related thereto are forward-looking statements. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. DBG undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Potential risks and uncertainties that could cause the actual results of operations or financial condition of DBG to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks arising from the widespread outbreak of an illness or any other communicable disease, or any other public health crisis, including the coronavirus (COVID-19) global pandemic; the level of consumer demand for apparel and accessories; disruption to DBGs distribution system; the financial strength of DBG’s customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; DBG’s response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior; intense competition from online retailers; manufacturing and product innovation; increasing pressure on margins; DBG’s ability to implement its business strategy; DBG’s ability to grow its wholesale and direct-to-consumer businesses; retail industry changes and challenges; DBG’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that DBG’s facilities and systems and those of our third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; DBG’s ability to properly collect, use, manage and secure consumer and employee data; stability of DBG’s manufacturing facilities and foreign suppliers; continued use by DBG’s suppliers of ethical business practices; DBG’s ability to accurately forecast demand for products; continuity of members of DBG’s management; DBG’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; DBG’s ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; adverse or unexpected weather conditions; DBG’s indebtedness and its ability to obtain financing on favorable terms, if needed, could prevent DBG from fulfilling its financial obligations; and climate change and increased focus on sustainability issues. More information on potential factors that could affect DBG’s financial results is included from time to time in DBG’s public reports filed with the SEC, including DBG’s Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

About Digital Brands Group

We offer a wide variety of apparel through numerous brands on a both direct-to-consumer and wholesale basis. We have created a business model derived from our founding as a digitally native-first vertical brand. We focus on owning the customer’s “closet share” by leveraging their data and purchase history to create personalized targeted content and looks for that specific customer cohort.

Digital Brands Group, Inc. Company Contact

Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

Phone: (800) 593-1047

SOURCE Digital Brands Group, Inc.

Related Links

https://ir.digitalbrandsgroup.co